UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 9, 2017

Date of Report (Date of earliest event reported)

RenovaCare, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-30156	98-0384030
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

430 Park Ave. Suite 702

New York, New York 10022

(Address of principal executive offices)

(888) 398-0202

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Loan Agreement and Warrant

On March 9, 2017, RenovaCare, Inc. (the “Company”) entered into a loan agreement (the “Loan Agreement”) with an investor (the “Investor”) pursuant to which the Investor agreed to loan the Company $25,000 at an annual interest rate of 7% per year, compounded quarterly, which was evidenced by convertible promissory note (the “Note”).

The Note mature on February 23, 2018, and, beginning one month from their issuance, may be converted, at the Investor’s sole discretion, into shares of the Company’s common stock at a conversion price equal to the lesser of: (i) $3.45, or (ii) a twenty percent (20%) discount to the average closing price of the Company’s common stock as quoted on the OTC Markets Group Inc. QB tier (the “OTCQB”) for the five (5) days prior to the date on which the Investor elects to convert the Note, subject to a floor price of $2.76. The Note, including any interest due thereon, may not be prepaid without the Investor’s consent.

Per the Loan Agreements, the Company issued the Investor a Series F Stock Purchase Warrant (the “Warrant”) to purchase up to an aggregate of 7,246 shares of the Company’s common stock at an exercise price of the lesser of: (i) $3.45, or (ii) a twenty percent (20%) discount to the average closing price of the Company’s common stock as quoted on the OTCQB for the five (5) days prior to the date on which the Investor elects to exercise the Warrant. The Warrant is exercisable for a period of five (5) years from the date of issuance and may be exercised on a cashless basis using the formula contained therein. The Warrant is exercisable beginning one month from issuance.

The Loan Agreement provides the Investor with registration rights for all of the shares issuable upon conversion of the Note and exercise of the Warrant.

The Company intends to use the proceeds of the Note for working capital and general corporate purposes.

The foregoing is only a summary of the material provisions of the Note, the Warrant and the Loan Agreement; it may not contain all of the information that is important to you and it is qualified in its entirety by reference to the respective documents, which are attached as Exhibits 4.1; 4.2; and 10.1 hereto.

Loan Amendments

On March 9, 2017, the Company and Joseph Sierchio entered into an amendment (the “JS Amendment”) to the loan agreement dated as of February 23, 2017 (the “JS Loan Agreement”), pursuant to which Mr. Sierchio loaned the Company the principal amount of $25,000. Pursuant to the terms of the JS Amendment, the Company and Mr. Sierchio amended Section 2.04 of the JS Loan Agreement to provide for a floor price of $2.76 in the event that Mr. Sierchio elects to convert the loan into shares of the Company’s common stock as provided in the JS Loan Agreement.

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On March 9, 2017, the Company and Kalen Capital Corporation entered into an amendment (the “KCC Amendment”) to the loan agreements dated as of September 9, 2016 (the “September Loan Agreement”) and February 23, 2017 (the “February Loan Agreement”), pursuant to which Kalen Capital Corporation loaned the Company the aggregate amount of $1,095,000. Pursuant to the terms of the KCC Amendment, the Company and Kalen Capital Corporation amended Section 2.04 of the September Loan Agreement to provide for a floor price of $1.23 in the event that Kalen Capital Corporation elects to convert the loan into shares of the Company’s common stock as provided in the September Loan Agreement and amended Section 2.04 of the February Loan Agreement to provide for a floor price of $2.76 in the event that Kalen Capital Corporation elects to convert the loan into shares of the Company’s common stock as provided in the February Loan Agreement.

The foregoing is only a summary of the material provisions of the JS Amendment and KCC Amendment; it may not contain all of the information that is important to you and it is qualified in its entirety by reference to the respective documents, which are attached as Exhibits 10.2; and 10.3 hereto.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure set forth in Item 1.01 “Loan Agreement and Warrant” to this Current Report is incorporated into this item by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The disclosure set forth in Item 1.01 “Loan Agreement and Warrant” to this Current Report is incorporated into this item by reference. The offer and sale of the Notes and Warrants was completed pursuant to the exemptions from registration provided by, among others, Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and the provisions of Regulation S as promulgated under the Securities Act, as the Investor was not a “U.S. Person,” as such term is defined in Regulation S.

The disclosure contained herein does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company.

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Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.

4.1	Convertible Promissory Note

4.2	Form of Series F Stock Purchase Warrant (incorporated by reference to Exhibit 4.2 attached to the Company Form 8-K filed on March 1, 2017)

10.1	Loan Agreement dated March 9, 2017

10.2	Amendment to Loan Agreement dated March 9, 2017 between RenovaCare, Inc. and Joseph Sierchio

10.3	Amendment to Loan Agreement dated March 9, 2017 between RenovaCare, Inc. and Kalen Capital Corporation

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on March 14, 2017.

RenovaCare, Inc.

By:	/s/ Thomas Bold
Name:	Thomas Bold
Title:	President and Chief Executive Officer

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